Exhibit 99.1
FOR IMMEDIATE RELEASE
PACKAGING CORPORATION OF AMERICA REPORTS SECOND QUARTER 2008 RESULTS
Lake Forest IL, July 21, 2008 — Packaging Corporation of America (NYSE:PKG) today reported second quarter 2008 net income of $35 million, or $0.34 per share, compared to second quarter 2007 net income of $46 million, or $0.44 per share, and first quarter 2008 net income of $32 million or $0.31 per share. Net sales for the second quarter were up 5.2% to $616 million compared to $586 million in last year’s second quarter.
Second quarter 2008 results include special expense items totaling $3 million, or $0.03 per share, for tornado damage at two facilities, start-up costs for two major mill projects, and costs related to debt refinancing. The remaining $0.07 per share reduction in reported earnings, compared to second quarter 2007 earnings, was primarily the result of higher transportation costs of $0.06, purchased fuel and electricity costs of $0.05, chemical costs of $0.03, annual outage costs of $0.03, labor costs of $0.02, and other costs of $0.02. These higher costs were partially offset by higher sales prices, which improved earnings by $0.15 per share.
Net income for the first six months of 2008 was $67 million, or $0.65 per share, compared to $77 million, or $0.74 per share, in 2007. Year-to-date net sales are $1.19 billion compared to $1.14 billion in 2007.
PCA’s containerboard production was 614,000 tons, down 0.3% compared to last year’s second quarter while outside containerboard sales were up 3.3%. Total corrugated products shipments were down 0.4% compared to last year, but up 4.3% compared to this year’s first quarter. On a per workday basis, corrugated product shipments were down 2.0% compared to last year, and up 2.7% over the first quarter. PCA’s containerboard inventories were down 3,000 tons compared to the end of the first quarter and are down 8,000 tons for the year.
Paul T. Stecko, Chairman and CEO of PCA, said, “Our business remained quite strong throughout the quarter. Production and sales volumes were near record levels, and our containerboard inventories continued to decline. Pricing was up substantially over last year’s second quarter and up over this year’s first quarter. Unfortunately, escalation in energy and energy related costs was so severe, that it more than offset the earnings benefits of higher prices and good operations.”
“Looking forward to the third quarter,” Mr. Stecko added, “we currently expect improved earnings primarily from announced price increases, but an entire quarter’s earnings benefit from these price increases does not occur until the fourth quarter. We also expect seasonally lower energy usage, but higher costs for energy and energy-related items will continue to adversely impact earnings. Considering all of these items, we currently expect third quarter earnings of about $0.41 per share.”
PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.3 billion in 2007. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America 2nd Quarter 2008 Earnings Conference Call

WHEN:	Tuesday, July 22, 2008 10:00 a.m. Eastern Time

NUMBER:	(866) 291-4322 (U.S. and Canada) and (703) 639-1279 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 22, 2008 1:00 p.m. Eastern Time through August 5, 2008 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) and (703) 925-2533 (International) Passcode: 1258231

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2008	2007

Net sales	$616.2	$585.6
Cost of sales	(489.0)	(445.5)

Gross profit	127.2	140.1
Selling and administrative expenses	(43.5)	(42.8)
Corporate overhead	(14.0)	(14.8)
Other expense, net	(5.5)	(2.3)

Income before interest and taxes	64.2	80.2
Interest expense, net	(8.2)	(6.9)

Income before taxes	56.0	73.3
Provision for income taxes	(20.8)	(27.1)

Net income	$35.2	$46.2

Earnings per share:
Basic	$0.34	$0.44

Diluted	$0.34	$0.44

Basic common shares outstanding	103.1	104.6
Diluted common shares outstanding	103.9	105.5

Supplemental financial information:
Capital spending	$31.1	$21.1
Long term debt, including current maturities	807.3	687.1
Cash balance	297.6	208.1

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2008	2007

Net sales	$1,193.7	$1,144.8
Cost of sales	(948.4)	(891.7)

Gross profit	245.3	253.1
Selling and administrative expenses	(87.1)	(84.8)
Corporate overhead	(27.7)	(27.6)
Other expense, net	(9.2)	(3.8)

Income before interest and taxes	121.3	136.9
Interest expense, net	(14.5)	(14.1)

Income before taxes	106.8	122.8
Provision for income taxes	(39.5)	(45.4)

Net income	$67.3	$77.4

Earnings per share:
Basic	$0.65	$0.74

Diluted	$0.65	$0.74

Basic common shares outstanding	103.4	104.4
Diluted common shares outstanding	104.3	105.3

Supplemental financial information:
Capital spending	$65.6	$41.9